As filed with the Securities and Exchange Commission on June 20, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMTOOL, LTD.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0447481
(State of Incorporation)	(I.R.S. Employer Identification No.)

6 Riverside Drive

Andover, MA 01810

(Address of Principal Executive Office including Zip Code)

OMTOOL, LTD. 2007 EQUITY COMPENSATION INCENTIVE PLAN

(Full Title of the Plan)

Daniel A. Coccoluto
Chief Financial Officer, Treasurer	Copy to:
and Secretary	John A. Meltaus, Esq.
Omtool, Ltd.	Choate, Hall & Stewart LLP
6 Riverside Drive	Two International Place
Andover, Massachusetts 01810	Boston, Massachusetts 02110
(978) 327-5700	(617) 248-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share, reserved for issuance under the Omtool, Ltd. 2007 Equity Compensation Incentive Plan	500,000	$1.83	$915,000	$28.09

(1)

In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate amount of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock splits, stock dividends or similar transactions.

(2)

Estimated on the basis of the average of the high and low prices of Omtool, Ltd. Common Stock reported on the Nasdaq Stock Market for June 15, 2007 in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees, officers and directors who have been granted options, restricted stock, restricted stock units or other awards under the 2007 Equity Compensation Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act.  In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                            Incorporation of Documents by Reference

Omtool, Ltd. (“Omtool” or the “Company”) has filed the following documents with the SEC which are hereby incorporated by reference in this Registration Statement:

1.

Our Annual Report on Form 10-K for the year ended December 31, 2006 (including items incorporated by reference from our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for our 2007 Annual Meeting of Shareholders), provided that the information deemed “furnished” in such report and not deemed “filed” is not incorporated herein;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

3.

Our Current Reports on Form 8-K or Form 8-K/A filed January 5, January 9, January 16, February 8, February 28, March 15, March 16, April 16, May 22 and June 14, 2007 provided that the information deemed “furnished” in such reports and not deemed “filed” is not incorporated herein;

4.	Our Prospectus as filed under the Securities Act, in Registration Statement No. 333-29397;

5.

The section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on July 22, 1997; and

6.

All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Item 5.                            Interests of Named Experts and Counsel

Not applicable.

Item 6.                            Indemnification of Directors and Officers

Pursuant to the provisions of Section 145 of the Delaware General Corporation Law (“DGCL”) the Company has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the Company or for other organizations at the Company’s request.

Article Seventh of the Company’s Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be liable for monetary damages for breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination of liability of directors for breach of fiduciary duty.

The Company’s Amended and Restated Certificate of Incorporation, as amended, provides that a director or officer of the Company (a) shall be indemnified by the Company against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Article Ninth of the Company’s Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive and provides that in the event that the DGCL is amended to expand or limit the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law, as so amended.

In addition to the indemnification provided by Section 145 of the DGCL, the Company has entered into an Indemnification Agreement with each of its directors and officers pursuant to which the Company agrees to indemnify that director for (1) all costs, expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any legal action, suit or proceeding against the director by reason of the fact that he was an agent of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceedings had no reasonable cause to believe his conduct was unlawful, and (2) all expenses incurred in connection with the investigation, defense, settlement or appeal of any legal action or proceeding brought against the director by or in the right of the Company by reason of any action taken or not taken by him in his capacity as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company is not obligated under the terms of the Indemnification Agreements to indemnify its directors (a) for expenses or liabilities paid directly to the directors by directors’ and officers’ insurance, (b) on account of any claims against the directors for an accounting of profits made from the purchase or sale by directors of securities of the Company pursuant to Section 16(b) of the Exchange Act, as amended, (c) if indemnification would not be lawful.

The Company also maintains directors’ and officers’ liability insurance to insure its directors and certain officers against certain liabilities and expenses that arise out of or in connection with their capacities as directors and officers.

Item 8.                            Exhibits.

See Index to Exhibits.

Item 9.                            Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by Omtool pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Andover, Massachusetts, on the 20th day of June, 2007.

OMTOOL, LTD.

By:	/s/ Daniel A. Coccoluto
Daniel A. Coccoluto
Chief Financial Officer, Secretary and
Treasurer

POWER OF ATTORNEY

We, the undersigned officers and directors of Omtool, Ltd., hereby severally constitute and appoint Daniel A. Coccoluto and Robert L. Voelk, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Omtool, Ltd., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ Robert L. Voelk	President, Chief Executive Officer and Director	June 20, 2007
Robert L. Voelk	(Principal Executive Officer)

/s/ Daniel A. Coccoluto	Chief Financial Officer, Secretary and Treasurer	June 20, 2007
Daniel A. Coccoluto	(Principal Financial Officer and Principal
Accounting Officer)

/s/ Martin A. Schultz	Director	June 20, 2007
Martin A. Schultz

/s/ Richard D. Cramer	Director	June 20, 2007
Richard D. Cramer

/s/ Arnold E. Ditri	Director	June 20, 2007
Arnold E. Ditri

/s/ William J. Drummey	Director	June 20, 2007
William J. Drummey

/s/ James P. O’Halloran	Director	June 20, 2007
James P. O’Halloran

/s/ William J. Rynkowski, Jr.	Director	June 20, 2007
William J. Rynkowski, Jr.

EXHIBIT INDEX

Exhibit	Description

4.1	Omtool, Ltd. 2007 Equity Compensation Incentive Plan

4.2	Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.3 to the Company’s Registration Statement on Form S-1, No. 333-29397 and incorporated herein by reference)

4.3	Amended and Restated By-laws of the Company (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1, No. 333-29397 and incorporated herein by reference)

4.4

Certificate of Amendment of Amended and Restated Certificate of Incorporation (filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K dated March 11, 2003 and incorporated herein by reference)

5.1	Opinion of Choate, Hall & Stewart LLP

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

23.2	Consent of Vitale, Caturano & Company, Ltd.

23.3	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)